Exhibit 99.1

1(212) 318-6259

douglasflaum@paulhastings.com

August 26, 2013

Via Email

Samuel A. Kidston

Executive Chairman

SED International Holdings, Inc.

3505 Newpoint Place, # 450

Lawrenceville, Georgia 30043

skidston@northandwebster.com

Re: SED International Holdings, Inc. Investigation

Dear Mr. Kidston:

As you know, Paul Hastings, LLP was retained by the Special Committee of the Board of Directors of SED International Holdings, Inc. (“SED” or the “Company”) to assist in the Committee’s investigation of the allegations made by Derek Bork, on behalf of SED shareholders Paragon Technologies, Inc., Gad Partners Fund LP, Robert A. Rusiewski and Jeanie Diamond, regarding alleged grounds for the removal of you, J.K. Hage III and Arthur Goldberg from the SED Board of Directors. The Committee consists of independent directors J.D. Abouchar and Steve Metayer, who were not subjects of the allegations and were appointed to the Board of Directors after the allegations were made by Mr. Bork. We are writing this letter to inform you that the Committee has completed its investigation and has found no credible evidence to support any of the allegations of misconduct alleged by Mr. Bork.

The Committee conducted a comprehensive investigation of each of the allegations contained in Mr. Bork’s letter. Among other things the Committee, with the assistance of its advisors, interviewed five current and former directors of the Company and reviewed hundreds of documents, including but not limited to relevant trading records, a compensation study performed by Compensation Resources in April 2013, Company filings with the SEC, board minutes and other relevant corporate records. The Committee also authorized Paul Hastings to engage Mainstay Capital Markets Consultants, Inc. (“Mainstay”) to investigate Mr. Bork’s allegation that you engaged in market manipulation activities between November 2012 and January 2013. Mainstay’s analysis was conducted by David E. Paulukaitis, a Managing Director with over thirty years of experience in analyzing regulatory compliance in the securities industry, including twenty-three years of experience with the National Association of Securities Dealers (“NASD”, the precursor to FINRA). During his employment with the NASD, Mr. Paulukaitis participated in and supervised examinations and investigations involving market manipulation, and served on a steering committee overseeing a national initiative focused on sales practice abuses in low-priced securities, including investigations involving market manipulation. After conducting his review, Mr. Paulukaitis concluded that there was no evidence of market manipulation by you during the relevant period.

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In regards to Mr. Bork’s allegations regarding disclosure violations, we note that the Company failed to file the option agreement between you and the Company as an exhibit to the relevant 10-Q, but the evidence suggests that the failure to file the option agreement was an inadvertent error that was corrected promptly when the Company became aware of it. Further, the error had no practical impact because the Company had disclosed the substance of the agreement in the 10-Q. The Committee found no other credible evidence to support the allegation of SEC disclosure violations or any of the allegations in Mr. Bork’s letter.

We appreciate the cooperation of the Company and the board of directors throughout the investigation process. Should you have any questions regarding this letter, please do not hesitate to contact me or the members of the Special Committee.

Sincerely,

/s/ Douglas H. Flaum

Douglas H. Flaum

cc:	Walter E. Jospin, Esq.

J.D. Abouchar

Steve Metayer

Arthur Goldberg

J.K. Hage III

Robert O’Malley

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